UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 6, 2008

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On June 6, 2008, Equinix Singapore Pte. Ltd., Equinix Japan KK, Equinix Australia Pty Limited and Equinix Hong Kong Limited (together, the “Equinix Subsidiaries”), each a wholly owned subsidiary of Equinix, Inc. (“Equinix”), entered into a Second Amendment and Accession Agreement amending a multi-currency credit facility agreement with ABN AMRO Bank N.V. (“ABN”) and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., Hong Kong Branch (“Rabobank”), as lenders, and ABN as facility agent, arranger and collateral agent (the “Amended Facility”). The Amended Facility adds Equinix Hong Kong Limited (“Equinix Hong Kong”) as a borrower, adds Rabobank as a lender, and increases the Amended Facility by $20,000,000 in local currency equivalents.

The Amended Facility allows Equinix Hong Kong to borrow up to the HK Dollar equivalent of $20,000,000 until June 2009 with repayment to occur in 12 equal quarterly installments thereafter. Under the Amended Facility, Equinix Hong Kong can borrow at variable spreads of 1.85% to 2.50% over the local borrowing rates and may use these borrowings to fund capital expenditures on leasehold improvements, equipment, and other installation costs related to its IBX expansion plans. The Amended Facility will continue to be secured by the Equinix Subsidiaries’ Asia Pacific assets.

In connection with the Amended Facility, Equinix amended its guarantee thereof to increase it to guarantee the obligations of Equinix Hong Kong.

It is anticipated that drawings of various amounts under the Amended Facility will continue to occur periodically, and that up to the full amount of the Amended Facility will be borrowed over the next 12 months.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant

*	Please refer to the description of the Amended Facility disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: June 12, 2008	By:	/s/ KEITH D. TAYLOR
Keith D. Taylor
Chief Financial Officer